FIRST AMENDMENT TO AGREEMENT

TO PURCHASE REAL ESTATE

This First Amendment to Agreement to Purchase Real Estate (this “Amendment”) entered into as of August 31, 2017, (the “Effective Date”) is by and between, Raymond Chuck-sau Yule and Winnie Chang Yule Family Trust, March 27 2009, or its assignee(s) (hereinafter “Buyer”), and AHIT Valfre, LLP, a Maryland limited liability partnership, with a mailing address for notice purposes of, care of, its General Partner - Corix Bioscience, Inc., a Maryland corporation f/k/a American Housing Income Trust, Inc., a Maryland corporation, with a mailing address for notice purposes of, care of, American Realty Partners, LLC, an Arizona limited liability company and wholly-owned subsidiary of Corix Bioscience, Inc., located at 34225 N. 27th Drive, Building 5 in Phoenix, Arizona 85085 (hereinafter, “Seller”). Buyer and Seller are collectively referred to herein as the “Parties,” or singularly, a “Party.”

WHEREAS, the Parties have agreed to amend Section 4 of the Agreement to Purchase Real Estate dated August 21, 2017 (the “Purchase Agreement”).

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is agreed to by the Parties, the Parties agree to amend Section 4 of the Purchase Agreement to state as follows:

“4. Conveyance and Closing. The closing of this sale shall take place at the office of the Title Company or at another mutually agreed location. Seller and Buyer agree to complete the transactions contemplated under this Agreement on or before September 15, 2017 (the “Closing Date”), which date can be extended by a written agreement signed by both parties. Seller shall convey to Buyer, or its assignee or designee, marketable and insurable title to the Real Estate by general warranty deed, the form of which is agreed upon by the parties, free and clear of any encumbrances, and Buyer shall pay the Purchase Price, which shall be released to Seller or its designee, within ten (10) business days from the day the Seller is able to provide a marketable and insurable title (the “Closing”).

Upon meeting all conditions of Closing and this Agreement, Buyer shall take immediate possession of the Real Estate, subject to any rights of tenants (“Possession”). Seller shall be responsible for transfer taxes, deed(s) preparation; and shall convey marketable title, except subject to the Permitted Exceptions, to the Real Estate by deed of general warranty in fee simple absolute, free, clear and unencumbered as of the Closing, including but not limited to tenant’s rights to quiet enjoyment of the subject property. This representation and warranty shall survive the Closing.

To the extent the Seller receives payments directly from tenants in the Real Estate under this Agreement for the first month’s rent, the Buyer agrees that the Seller shall retain such payments. Any existing encumbrances upon the Real Estate which the Seller is required to remove under this Agreement may be paid and discharged with the Purchase Price at the time of Closing, or if the Buyer elects in writing as a fully integrated amendment to this Agreement, assumed with abatement of the Purchase Price in an amount equal to the encumbrance(s).”

TO THE EXTENT NOT AMENDED HEREIN, THE BALANCE OF THE PURCHASE AGREEMENT REMAINS IN FULL FORCE AND EFFECT.

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AGREED:

AHIT Valfre, LLP, a Maryland limited liability

partnership, by and through its General Partner,

Corix Bioscience, Inc., a Maryland corporation

/s/ Sean Zarinegar

By: Sean Zarinegar

Its: Authorized Director on the Real Estate Committee

Date: September 12, 2017

/s/ Raymond Chuck-sau Yule

By: Raymond Chuck-sau Yule, as Trustee of the

Raymond Chuck-sau Yule and Winnie Chang

Yule Family Trust, March 27 2009

Date: September 12, 2017

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